Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025 davispolk.com

Exhibit 5.1

October 27, 2021

Mirion Technologies, Inc.

1218 Menlo Drive

Atlanta, Georgia 30318

Ladies and Gentlemen:

Mirion Technologies, Inc. (formerly known as GS Acquisition Holdings Corp II), a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (the “Registration Statement”) and a related prospectus (the “Prospectus”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), (i) the issuance of up to an aggregate of 35,810,519 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A common stock”), which consists of (a) up to 18,749,979 shares of Class A common stock (the “Public Warrant Shares”) issuable upon the exercise of 18,749,979 warrants to purchase shares of Class A common stock (the “Public Warrants”) originally sold as part of the initial public offering (the “IPO”) of the Company’s units, (b) up to 8,500,000 shares of Class A common stock (the “Private Placement Warrant Shares” and, together with the Public Warrant Shares, the “Warrant Shares”) issuable upon the exercise of 8,500,000 warrants to purchase shares of Class A common stock (the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”) originally issued to GS Sponsor II LLC, a Delaware limited liability company (the “Sponsor”) in a private placement simultaneously with the IPO and (c) up to 8,560,540 shares of Class A common stock (the “Exchange Shares”) issuable upon the redemption of 8,560,540 shares of Class B common stock, par value $0.0001 per share, of Mirion IntermediateCo, Inc., a Delaware corporation, and (ii) the resale by the selling securityholders named in the Prospectus, or their permitted transferees, of up to 152,157,565 shares of Class A common stock, which consists of (a) 135,097,025 issued and outstanding shares of Class A common stock (the “Outstanding Secondary Shares”), (b) 8,560,540 Exchange Shares and (c) 8,500,000 Private Placement Warrant Shares.

The Warrants were issued pursuant to the Warrant Agreement, dated June 29, 2020 (the “Warrant Agreement”), between the Company and Continental Stock Transfer & Trust Company, as warrant agent. The Public Warrants were sold pursuant to an effective registration statement and the Underwriting Agreement dated June 29, 2020 (the “Underwriting Agreement”), between the Company and the representatives of the underwriters thereunder.

The Private Placement Warrants were sold pursuant to the Warrant Purchase Agreement, dated June 29, 2020 (the “Warrant Purchase Agreement”), between the Company and the Sponsor. The Exchange Shares are issuable pursuant to certain redemption provisions of the Amended and Restated Certificate of Incorporation of IntermediateCo (the “IntermediateCo Charter”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed with or submitted to the Commission through its Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system (except for required EDGAR formatting changes) conform to the versions of such documents reviewed by us prior to such formatting, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion:

1.

Assuming the Warrants have been issued in accordance with the terms of the Warrant Agreement and delivered against payment therefor in accordance with the terms of the Underwriting Agreement or Warrant Purchase Agreement, as applicable, the Warrant Shares, when issued and paid for upon exercise of the Warrants in accordance with their terms, will be validly issued, fully paid and non-assessable.

2.	The Outstanding Secondary Shares and are validly issued, fully paid and non-assessable.

3.	The Exchange Shares have been duly authorized and, when issued following a redemption in accordance with the IntermediateCo Charter, will be validly issued, fully paid and non-assessable.

In connection with the opinions expressed above, we have assumed that the Underwriting Agreement, the Warrant Agreement, the Warrant Purchase Agreement and the Warrants (collectively, the “Documents”) are valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company). We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or

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official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party.

We express no opinion as to whether a New York State or United States federal court would enforce the exclusivity of the jurisdiction of any New York State or United States federal court provided for in the Documents.

We are members of the Bars of the States of California and New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

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